EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8, No. 333-154818) and related Reoffer Prospectus pertaining to the Delta Air Lines, Inc. 2007 Performance Compensation Plan of our reports dated March 1, 2009, with respect to the consolidated financial statements of Delta Air Lines, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of Delta Air Lines, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
April 20, 2009